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                                                                 EXHIBIT 10.23




                                                         August 16, 2001




PERSONAL & CONFIDENTIAL
Mr. W. Lee Nutter
Chairman, President and
  Chief Executive Officer
Rayonier Inc.
50 North Laura Street
Jacksonville, FL  32202

                CHANGE IN CONTROL AGREEMENT FOR W. LEE NUTTER

Dear Mr. Nutter:

Rayonier Inc., a North Carolina corporation (the "Company"), considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of such personnel to the detriment of the Company and its stockholders. You, in particular, as Chairman, President and Chief Executive Officer, are a skilled and dedicated executive with important management responsibilities and talents, and as such, the Company believes that its best interests will be served if you are encouraged to remain with the Company. The Company has determined that your ability to perform your responsibilities and utilize your talents for the benefit of the Company, and the Company's ability to retain you as an employee, will be significantly enhanced if you are provided with fair and reasonable protection from the risks of a change in ownership or control of the Company. To address this concern in part, the Company adopted the Supplemental Senior Executive Severance Plan (the "Plan"), under which you are entitled to certain benefits. (Terms not otherwise defined herein have the same meaning as in the Plan.) The Company believes that in your circumstances as the senior executive officer of the Company, the benefits of the Plan are not alone sufficient and, accordingly, in order to induce you to remain in the employ of the Company, you and the Company agree as follows:

1.     Term of Agreement

       (a) Generally - Except as provided in Section 1(b) hereof, (i) this Change in Control Agreement (this "Agreement") shall be effective as of the date and year first above written, and (ii) commencing on January 1, 2002, and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than September 30th of the preceding year, either party to this Agreement gives notice to the



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Mr. W. Lee Nutter                                               August 16, 2001

       other that the Agreement shall not be extended under this Section 1(a); provided, however, that no such notice by the Company shall be effective if a Change in Control shall have occurred prior to the date of such notice.

       (b) Upon a Change in Control - If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, this Agreement shall continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of 60 months beyond the month in which such Change in Control occurred (such entire period hereinafter referred to as the "Protected Period").

2.     Change in Control

       (a) A "Change in Control" for purposes of this Agreement shall be deemed to have occurred if, during the term of this Agreement, a Change in Control has been deemed to have occurred under the Plan.

       (b) Employee Covenants You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Company until the earliest of (i) a date which is 180 days from the occurrence of such Potential Change in Control, (ii) the termination of your employment by reason of Disability (as defined herein) or (iii) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 3(b) hereof. For this purpose, a "Potential Change in Control" shall be deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
       (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

       (c) Company Covenant Regarding Change in Control - In the event of a Change in Control, the Company shall forthwith deposit in the trust established by that certain Trust Agreement for the Rayonier Inc. Supplemental Senior Executive Pay Plan and for the Change in Control Agreement for W. Lee Nutter authorized by the Compensation and Management Development Committee on July 20, 2001 (the "Trust") cash in an amount sufficient to provide for payment of the cash amounts specified in Section 3(b)(i). The Trust is irrevocable and provides that the Company may not, directly or indirectly, use or recover any assets of the Trust until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company.

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Mr. W. Lee Nutter                                               August 16, 2001



3.     Termination

       (a) Termination by You Without Good Reason, or by Reason of Death or Disability - If during the Protected Period your employment by the Company is terminated by you without Good Reason, or because of your death or Disability, the Company shall be relieved of its obligation to make any payments to you other than (i) its payment of amounts otherwise accrued and owing but not yet paid and (ii) any amounts payable under then-existing employee benefit programs at the time such amounts are due.

       (b) Termination by the Company or by You for Good Reason - If during the Protected Period your employment by the Company is terminated by the Company for any reason or by you for Good Reason, you shall be entitled to the compensation and benefits described in this
       Section 3(b). If your employment by the Company is terminated prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, the Protected Period shall commence upon the subsequent occurrence of a Change in Control, your actual termination shall be deemed a termination occurring during the Protected Period and covered by this Section 3(b), your Date of Termination shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination shall be deemed to have been given by the Company immediately prior to your actual termination. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. The compensation and benefits provided under this Section 3(b) are as follows:

              (i) The Company shall pay you five million dollars ($5,000,000), no later than the fifth day following the Date of Termination, and you shall receive all other amounts to which you are entitled under any compensation or benefit plan of the Company, at the time such payments are due.

              (ii) The "Cash Portion," as such term is defined in the Plan, to which you become entitled, if any, under the Plan shall be reduced on a dollar-for-dollar basis by the amounts paid pursuant to Section 3(b)(i).

       (c) Excise Tax - In the event you become entitled to any amounts payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the "Severance Payments"), if any of such Severance Payments are subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to you at the time specified in Section 3(d) hereof an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 3(c), shall be equal to the Total Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any other payments or


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Mr. W. Lee Nutter                                               August 16, 2001


       benefits received or to be received by you in connection with a Change in Control or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which, together with the Severance Payments, constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel selected by you such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments and (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(c)(i) hereof); and
       (iii) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting firm selected by you in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in
       Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

       (d) Time of Payment - The payments provided for in Sections 3(b)(i) hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such



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Mr. W. Lee Nutter                                               August 16, 2001


       payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifteenth day after the demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

       (e) Notice - During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.

       (f) Certain Definitions - Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.

              (i) Disability - "Disability" shall mean your absence from the full-time performance of your duties with the Company for six consecutive months as a result of your incapacity due to physical or mental illness or disability, after reasonable accommodation as required by law, and within 30 days after written Notice of Termination is thereafter given you shall not have returned to the full-time performance of your duties.

              (ii) Good Reason - "Good Reason" shall have the same meaning as under the Plan.

              (iii) Notice of Termination - "Notice of Termination" shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

              (iv)    Date of Termination - "Date of Termination" shall mean
              (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period) or (B) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a termination for Good Reason, shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given).

              (v) Person - "Person" or "Persons" means an individual, partnership, corporation, limited liability company, trust, estate, unincorporated association, syndicate, joint venture or organization, or a government or any department or agency thereof.

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Mr. W. Lee Nutter                                               August 16, 2001

4. Mitigation - You shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

5. Costs of Proceedings - The Company shall pay all costs and expenses, including all attorneys' fees and disbursements, of the Company and, at least monthly, in connection with any legal proceedings, whether or not instituted by the Company or you, relating to the interpretation or enforcement of any provision of this Agreement; provided that if you instituted the proceeding and a finding (no longer subject to appeal) is entered that you instituted the proceeding in bad faith, you shall pay all of your costs and expenses, including attorneys' fees and disbursements. The Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate as published in the Wall Street Journal from time to time from the date that payment should have been made to you under this Agreement.

6.     Successors; Binding Agreement

       (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

       (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice - Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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Mr. W. Lee Nutter                                               August 16, 2001



8. Miscellaneous - No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or in compliance with, any condition or provision of this Agreement to be performed by such other party at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

9. Validity - The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts - This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Entire Agreement - This Agreement, together with the Plan and the Trust and the Legal Resources Trust and Certain Related Expenses authorized by the Compensation and Development Committee on July 20, 2001 set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of the Company.

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Mr. W. Lee Nutter                                               August 16, 2001



This Agreement was approved and authorized by the Board of Directors of the Company on July 20, 2001. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                           RAYONIER INC.



                                           By:
                                               ------------------------------
                                               John P. O'Grady
                                               Its:  Senior Vice President,
                                                     Administration


Agreed to this _____ day of August, 2001.



-------------------------------
           W. Lee Nutter


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